EXHIBIT 21

List of Subsidiaries of Blonder Tongue Laboratories, Inc.

1. Blonder Tongue International, Inc.

2. Blonder Tongue Investment Company

3. Vu-Tech Communications, Inc. (79% - owned subsidiary)

4. BDR Broadband, LLC (90% - owned subsidiary)

5. Blonder Tongue Telephone, LLC (50% - owned subsidiary)

6. NetLinc Communications, LLC (50% - owned subsidiary)